Exhibit 99.1

Infinity Property and Casualty Reports Revenue Growth of 15% on Solid Earnings

          BIRMINGHAM, Ala., July 28 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported for the second quarter of 2005:

	Three Months Ended June 30,				Six Months Ended June 30,

(in millions, except per share amounts and ratios)	2005	2004	Change		2005	2004	Change

Gross written premiums	$255.9	$229.0	11.7%		$537.1	$475.2	13.0%
Revenues	$273.7	$238.6	14.7%		$534.6	$468.8	14.0%
Net earnings	$23.7	$24.8	(4.6)%		$47.7	$41.8	14.2%
Net earnings per diluted share	$1.13	$1.19	(5.0)%		$2.28	$2.00	14.0%
Operating earnings(1)	$18.2	$23.9	(23.8)%		$34.3	$39.8	(13.7)%
Operating earnings per diluted share (1)	$0.87	$1.15	(24.2)%		$1.64	$1.91	(14.0)%
Underwriting income (1)	$24.8	$25.4	(2.5)%		$45.2	$43.5	3.7%
Combined ratio	90.0%	88.3%	1.7	pts	90.6%	89.9%	0.7	pts
Book value per share	$27.91	$23.41	19.2%		$27.91	$23.41	19.2%
Return on equity	16.9%	20.5%	(3.6)		17.0%	17.8%	(0.9	)pts
Operating income return on equity(1)	13.0%	19.7%	(6.7)		12.2%	17.0%	(4.8	)pts
Debt to total capital	25.7%	29.3%	(3.6	)pts	25.7%	29.3%	(3.6	)pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP) are defined at the end of this release and reconciled to the most comparable GAAP measure.

          Included in both net earnings and operating earnings for the three months and six months ended June 30, 2005 is a loss of $2.6 million or $0.08 per diluted share resulting from the sublease of excess space in the Alpharetta, Georgia office.

          In Infinity’s 17 focus states, personal auto policies-in-force at June 30, 2005 grew 13.5% compared to the same period last year and 2.2% compared to March 31, 2005.  In the 17 focus states, gross written premiums grew 16.0% and 17.7% compared to the three months and six months ended June 30, 2004, respectively.

          Revenues for the three months and six months ended June 30, 2005 increased primarily due to higher earned premiums and realized gains from sales of securities.  Earned premiums increased 13.4% and 11.6% for the three months and six months ended June 30, 2005.  Realized gains of $8.4 million were generated during the second quarter bringing the year-to-date total to $20.5 million.  Realized gains of $1.4 million and $3.0 million were generated in the second quarter and six months ended June 30, 2004.

          Offsetting the increase in earned premiums and realized gains was lower investment income.  For the three months and six months ended June 30, 2005, net investment income was down 5.7% and 1.1%, respectively from the same periods last year as a result of lower investment yields.

          2005 Earnings Guidance
          As a result of the $0.08 loss on sublease in the second quarter, higher corporate litigation expenses through June 30, 2005 and lower investment income, which is likely to continue in the coming months given the current interest rate environment, Infinity is adjusting its annual operating earnings guidance to the range of $3.20-$3.40 per diluted share from the range of $3.35-$3.65.

          Forward-Looking Statements
          This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes,” “expects,” “may,” “should,” “intends,” “plans,” “anticipates,” “estimates,” or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements.  Examples of such forward looking statements include statements relating to Infinity’s expectations concerning market conditions, premium growth, earnings, investment performance, expected losses, rate changes and loss experience.

          Actual results could differ materially from those expected by Infinity depending on certain risks and uncertainties including but not limited to changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, the actions of our competitors, the time to receive approval for the rollout of new programs and requested rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions) and changes in driving patterns and loss trends.  Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements.  For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity’s filings with the Securities and Exchange Commission.

          Conference Call
          The Company will hold a conference call to discuss 2005 second quarter results at 11:00 a.m. (ET) today, July 28.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-866-700-6979 and providing the confirmation code 53902285.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 12:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, August 4, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 82541632.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2005	2004	2005	2004

Income:
Earned premiums	$248.0	$218.8	$478.8	$429.1
Net investment income	16.1	17.1	32.7	33.1
Realized gains (1)	8.4	1.4	20.5	3.0
Other income (2)	1.1	1.3	2.6	3.6
	273.7	238.6	534.6	468.8
Expenses:
Loss and loss adjustment expenses (3)	171.3	147.1	332.5	298.2
Commissions and other underwriting expenses	52.0	46.3	101.1	87.4
Interest expense on debt	2.8	2.7	5.5	5.1
Corporate general and administrative expenses	1.6	1.5	3.2	3.2
Loss on retirement of long-term debt	0.0	0.0	0.0	3.4
Other expenses (4)	10.4	3.7	20.0	8.9
	238.0	201.3	462.4	406.2
Income before taxes	35.7	37.3	72.3	62.6
Income taxes	12.0	12.4	24.6	20.8
Net earnings	$23.7	$24.8	$47.7	$41.8
Net earnings per share - basic	$1.15	$1.21	$2.31	$2.03
Weighted average shares - basic	20.646	20.565	20.627	20.549
Net earnings per share - diluted	$1.13	$1.19	$2.28	$2.00
Weighted average shares - diluted	20.882	20.857	20.880	20.861

Note:	Columns may not foot due to rounding

Notes:
(1)

Realized gains for the three months and six months ended June 30, 2005 include $6.5 million and $17.1 million, respectively, of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.  The tax benefit from the utilization of the carry-forward will be recognized in the fourth quarter of 2005.

(2)	Other income for the six months ended June 30, 2004 includes a $1.1 million pre-tax gain from the sale of a building in Dallas, Texas.
(3)

Loss and loss adjustment expenses for the three months and six months ended June 30, 2005 includes $7.5 million and $16.5 million, respectively, of favorable development. Loss and loss adjustment expenses for the three months and six months ended June 30, 2004 includes $0.1 million and $2.6 million, respectively, of favorable development.

(4)

Other expenses for the three months and six months ended June 30, 2005 include a $2.6 million pre-tax loss from subleased space.  Other expenses for the three months ended June 30, 2005 also increased as a result of lower than average corporate litigation expenses in the second quarter of 2004 and higher than average premium receivables charged off in the second quarter of 2005 from more liberal credit terms in several states.  Higher than average corporate litigation expenses in the first quarter contributed to an increase in other expenses for the six months ended June 30, 2005.

Other expenses for the six months ended June 30, 2004 include a $0.7 million pre-tax loss related from subleased space.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended

	June 30, 2005	March 31, 2005

Assets:
Investments:
Fixed maturities	$1,180.8	$1,302.5
Equity securities	43.6	25.8
Total investments	1,224.5	1,328.3
Cash and cash equivalents (1)	237.9	96.7
Accrued investment income	15.2	15.6
Agents’ balances and premiums receivable	307.9	301.9
Prepaid reinsurance premiums	12.1	13.9
Amounts recoverable from reinsurers	22.7	21.0
Deferred policy acquisition costs	79.2	77.8
Current and deferred income taxes	7.6	12.7
Prepaid expenses, deferred charges and other assets	31.9	35.9
Goodwill	75.3	75.3
Total assets	$2,014.2	$1,979.0
Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$644.4	$644.9
Unearned premium	440.8	437.6
Amounts payable to reinsurers	4.3	3.9
Long-term debt	199.3	199.3
Commissions payable	29.9	26.9
Accounts payable, accrued expenses and other liabilities	118.9	118.4
Total liabilities	1,437.6	1,431.0
Shareholders’ Equity
Common stock	20.7	20.7
Additional paid-in capital	330.8	330.6
Treasury Stock	(0.1)	(0.1)
Retained Earnings (2)	211.9	189.5
Unearned compensation (restricted stock)	(0.1)	(0.2)
Unrealized gains, net	13.3	7.6
Total shareholders’ equity	576.5	548.0
Total liabilities and shareholders’ equity	$2,014.2	$1,979.0
Shares Outstanding	20.653	20.641
Book Value per Share	$27.91	$26.55

Note:	Columns may not foot due to rounding

Notes:
(1)	Cash received from sales of securities in the second quarter has not yet been reinvested in longer term securities, resulting in an increase from March 2005.
(2)	Net income of $23.7 million less shareholder dividends of $1.2 million resulted in the increase in retained earnings from March 2005.

          Definitions of Non-GAAP Financial and Operating Measures

          Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

          Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

(in millions, except EPS)	2005	2004	2005	2004

Earned premiums	$248.0	$218.8	$478.8	$429.1
Loss and loss adjustment expenses	171.3	147.1	332.5	298.2
Commissions and other underwriting expenses	52.0	46.3	101.1	87.4
Underwriting income	24.8	25.4	45.2	43.5
Net investment income	16.1	17.1	32.7	33.1
Other income	1.1	1.3	2.6	3.6
Interest expense on debt	(2.8)	(2.7)	(5.5)	(5.1)
Corporate general and administrative expenses	(1.6)	(1.5)	(3.2)	(3.2)
Loss on retirement of long-term debt	—	—	—	(3.4)
Other expenses	(10.4)	(3.7)	(20.0)	(8.9)
Pre-tax operating income	27.2	35.8	51.8	59.5
Income tax expense	9.0	11.9	17.4	19.8
Operating earnings, after-tax	18.2	23.9	34.3	39.8
Realized gains	8.4	1.4	20.5	3.0
Income tax expense (benefit)	3.0	0.5	7.2	1.1
	5.5	0.9	13.3	2.0
Net earnings	$23.7	$24.8	$47.7	$41.8
Operating earnings per share - diluted	$0.87	$1.15	$1.64	$1.91
Net realized gains	0.26	0.04	0.64	0.09
Net earnings per share - diluted	$1.13	$1.19	$2.28	$2.00

Note:	Columns may not foot due to rounding

          Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE  Infinity Property and Casualty Corporation
          -0-                                        07/28/2005
          /CONTACT:  Amy Starling, AVP, Investor Relations of Infinity Property and Casualty Corporation, +1-205-803-8186/
          /Web site:  http://www.ipacc.com/